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                                                                     Exhibit 5.1

                           Opinion of Allen & Gledhill

                        (Letterhead of Allen & Gledhill)

Dear Sirs,


        REGISTRATION STATEMENT ON FORM S-8 OF FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

1. At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 19 December 2001 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,000,000 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") (the "Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Company's 2001 Equity Incentive Plan (the "2001 EIP").

2. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:-

        (a)     the adoption of the 2001 EIP;

        (b) the maximum number of Ordinary Shares authorised for issuance under the 2001 EIP; and

        (c) the procedures for the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription rights represented by outstanding share options granted under the 2001 EIP (as set out in the resolutions passed by the Board of Directors of the Company on 23 October 2001 and 12 December 2001 respectively) (the "Company's Allotment Procedures").

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

4.      Based on the foregoing and assuming that:-

        (a) the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time; and

        (b)     there shall be subsisting a valid authority given pursuant to
                Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares from time to time,

        we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted under the 2001 EIP in accordance with their respective terms against full payment of the applicable exercise price, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable. For the purposes of


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        this opinion we have assumed that the term "non-assessable" in relation to the Option Shares to be issued means under Singapore law that holders of such Option Shares, having fully paid up all amounts due on such Option Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Option Shares.

5. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.


Yours faithfully,

/s/ Allen & Gledhill